UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009

BJ SERVICES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-10570	63-0084140
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

4601 Westway Park Blvd, Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 462-4239

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events.

In its proxy statement for the Annual Meeting of Shareholders to be held on January 29, 2009, the Company indicated that its executives did not earn performance units during fiscal 2008. Under the Company’s executive compensation program, the measurement period for performance units is three years and the performance criteria is based on the Company’s stock performance compared to a group of industry peer companies. For performance units granted in 2005 and scheduled to vest in 2008, the Company’s stock performance did not satisfy the performance criteria and the performance units lapsed.

Although the Company’s stock performance did not meet the criteria for earning performance units during that time period, the Company’s revenues for fiscal 2007 and 2008 were record revenues. The Compensation Committee decided to recognize that achievement. In lieu of the performance units, executives holding performance units maturing in 2008 were granted bonus stock equal to  1/3 the number of performance units that would have been earned had the “target” (average of the peer group) been met. Because the performance unit award granted in 2005 included a tax gross-up, a tax gross-up on the bonus stock award was also provided.

In addition to the above clarification, the Company has decided that equity awards granted after January 12, 2009 to executive officers will not have tandem cash tax rights or tax gross-ups associated with such awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ SERVICES COMPANY

Date: January 12, 2009
/s/ Jeffrey E. Smith
Jeffrey E. Smith
Executive Vice President, Finance and
Chief Financial Officer